EXCERPT OF MARCH 25, 1999
                        HUMAN RESOURCES COMMITTEE MEETING


                      PROPOSED ACCELERATION WITH RESPECT TO
                         MAY 24, 1990 STOCK OPTION AWARD

Mr. Sommer next referred the Committee to the report, previously furnished, which recommended the acceleration of the last two legs of non-qualified stock option awards granted to certain executives on May 24, 1990. The acceleration would provide those optionees an opportunity to exercise the remaining legs of such options with shares of previously owned Company stock in order to receive a restoration option which would become exercisable before it expired in May, 2000. After discussion, and upon motion duly made and seconded, the Committee approved the proposal as presented.